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                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 28, 2001,

                                  BY AND AMONG

                                   SPSS INC.,

                            RED SOX ACQUISITION CORP.

                                       AND

                                NETGENESIS CORP.















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                                TABLE OF CONTENTS


ARTICLE I. THE MERGER; CERTAIN RELATED MATTERS...............................  1
         1.1      THE MERGER ................................................  1
         1.2      CLOSING ...................................................  2
         1.3      EFFECTIVE TIME.............................................  2
         1.4      EFFECTS OF THE MERGER......................................  2
         1.5      CERTIFICATE OF INCORPORATION...............................  2
         1.6      BYLAWS.....................................................  2
         1.7      APPOINTMENT OF DIRECTORS AND OFFICERS......................  2
         1.8      EFFECT ON CAPITAL STOCK....................................  3
         1.9      NETGENESIS STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS.....  4
         1.10     OBLIGATIONS UNDER GMBH MERGER AGREEMENT....................  5
         1.11     CERTAIN ADJUSTMENTS........................................  5
         1.12     TAX CONSEQUENCES...........................................  5
ARTICLE II. EXCHANGE OF CERTIFICATES.........................................  5
         2.1      EXCHANGE FUND..............................................  5
         2.2      EXCHANGE PROCEDURES........................................  6
         2.3      DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES...........  6
         2.4      NO FRACTIONAL SHARES OF SPSS COMMON STOCK..................  6
         2.5      TERMINATION OF EXCHANGE FUND...............................  7
         2.6      NO LIABILITY...............................................  7
         2.7      INVESTMENT OF THE EXCHANGE FUND............................  7
         2.8      LOST CERTIFICATES..........................................  7
         2.9      WITHHOLDING RIGHTS.........................................  8
         2.10     FURTHER ASSURANCES.........................................  8
         2.11     STOCK TRANSFER BOOKS.......................................  8
ARTICLE III. REPRESENTATIONS AND WARRANTIES....................................8
         3.1      REPRESENTATIONS AND WARRANTIES OF SPSS.......................8
                  (a)      Organization, Standing and Power; Subsidiaries......8
                  (b)      Capital Structure...................................9
                  (c)      Authority; No Conflicts............................10
                  (d)      Reports and Financial Statements...................11
                  (e)      Information Supplied...............................12
                  (f)      Board Approval.....................................12
                  (g)      Litigation; Compliance with Laws...................12
                  (h)      Intellectual Property..............................13
                  (i)      Absence of Undisclosed Liabilities.................13
         3.2      REPRESENTATIONS AND WARRANTIES OF NETGENESIS................13
                  (a)      Organization, Standing and Power; Subsidiaries.....14
                  (b)      Capital Structure..................................14
                  (c)      Authority; No Conflicts............................15
                  (d)      Reports and Financial Statements...................17
                  (e)      Information Supplied...............................17
                  (f)      Board Approval.....................................18
                  (g)      Vote Required; Voting Agreement....................18

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                  (h)      Litigation; Compliance with Laws...................18
                  (i)      Absence of Undisclosed Liabilities.................19
                  (j)      Absence of Certain Changes or Events...............19
                  (k)      Environmental Matters..............................19
                  (l)      Title to Assets....................................19
                  (m)      Intellectual Property..............................19
                  (n)      Brokers or Finders.................................20
                  (o)      Opinions of NetGenesis Financial Advisor...........20
                  (p)      Taxes..............................................20
                  (q)      Certain Contracts..................................20
                  (r)      Employee Benefit Plans.............................22
                  (s)      Labor Matters......................................22
                  (t)      Related Transactions...............................23
                  (u)      Bank Accounts; Safe Deposit Boxes..................23
         3.3      REPRESENTATIONS AND WARRANTIES OF SPSS AND MERGER SUB.......23
                  (a)      Organization, Standing and Power...................23
                  (b)      Capital Structure..................................23
                  (c)      Authority; No Conflicts............................24
                  (d)      No Business Activities.............................24
         3.4      DATE OF REPRESENTATIONS.....................................24
ARTICLE IV. COVENANTS RELATING TO CONDUCT OF BUSINESS.........................25
         4.1      COVENANTS OF NETGENESIS.....................................25
                  (a)      Ordinary Course....................................25
                  (b)      General Ledger Trial Balance.......................26
                  (c)      Dividends; Changes in Share Capital................26
                  (d)      Issuance of Securities.............................26
                  (e)      Governing Documents................................26
                  (f)      No Acquisitions....................................26
                  (g)      No Dispositions....................................27
                  (h)      Investments; Indebtedness..........................27
                  (i)      Compensation.......................................27
                  (j)      Accounting Methods; Income Tax Election............27
                  (k)      Certain Agreements.................................27
                  (l)      No Related Actions.................................28
                  (m)      Involuntary Terminations...........................28
         4.2      GOVERNMENTAL FILINGS........................................28
         4.3      CONTROL OF OTHER PARTY'S BUSINESS...........................28
ARTICLE V. ADDITIONAL AGREEMENTS..............................................28
         5.1      PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETINGS.......28
         5.2      ACCESS TO INFORMATION/EMPLOYEES.............................30
         5.3      COMMERCIALLY REASONABLE EFFORTS.............................31
         5.4      ACQUISITION PROPOSALS.......................................32
         5.5      FEES AND EXPENSES...........................................33
         5.6      PUBLIC ANNOUNCEMENTS........................................33
         5.7      LISTING OF SHARES OF SPSS COMMON STOCK......................33
         5.8      SECTION 16 MATTERS..........................................34

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         5.9      CONFIDENTIAL INFORMATION....................................34
         5.10     EMPLOYEE BENEFITS...........................................34
         5.11     INDEMNIFICATION AND LIABILITY INSURANCE.....................34
         5.12     REPAYMENT OF INDEBTEDNESS...................................35
ARTICLE VI. CONDITIONS PRECEDENT..............................................35
         6.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..35
                  (a)      Shareholder Approval...............................35
                  (b)      No Injunctions, Litigation or Restraints,
                           Illegality.........................................35
                  (c)      Consents and Approvals.............................35
                  (d)      NASDAQ Listing.....................................35
                  (e)      Effectiveness of the Form S-4......................36
         6.2      ADDITIONAL CONDITIONS TO OBLIGATIONS OF SPSS AND MERGER SUB.36
                  (a)      Representations and Warranties.....................36
                  (b)      Performance of Obligations of NetGenesis...........36
                  (c)      Closing Certificate................................36
                  (d)      Transfer of Bank Accounts; Safe Deposit Boxes......36
                  (e)      No Material Adverse Change of NetGenesis...........36
                  (f)      Tax Opinion........................................36
         6.3      ADDITIONAL CONDITIONS TO OBLIGATIONS OF NETGENESIS..........37
                  (a)      Representations and Warranties.....................37
                  (b)      Performance of Obligations of SPSS.................37
                  (c)      Closing Certificate................................37
                  (d)      No Material Adverse Change of SPSS.................37
                  (e)      Tax Opinion........................................37
         6.4      FRUSTRATION OF CLOSING CONDITIONS...........................38
ARTICLE VII. TERMINATION AND AMENDMENT........................................38
         7.1      TERMINATION.................................................38
         7.2      EFFECT OF TERMINATION.......................................39
         7.3      AMENDMENT...................................................40
         7.4      EXTENSION; WAIVER...........................................40
ARTICLE VIII. GENERAL PROVISIONS..............................................40
         8.1      NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS..40
         8.2      NOTICES.....................................................40
         8.3      INTERPRETATION..............................................42
         8.4      COUNTERPARTS................................................42
         8.5      ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES..............42
         8.6      GOVERNING LAW...............................................42
         8.7      SEVERABILITY................................................42
         8.8      ASSIGNMENT..................................................42
         8.9      SUBMISSION TO JURISDICTION; WAIVERS.........................43
         8.10     ENFORCEMENT.................................................43
         8.11     FURTHER ASSURANCES..........................................43
         8.12     DEFINITIONS.................................................43


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         THIS AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2001 (the
"Agreement"), is entered into by and among SPSS Inc., a Delaware corporation ("SPSS"), Red Sox Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of SPSS ("Merger Sub"), and NetGenesis Corp., a Delaware corporation ("NetGenesis").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of SPSS, Merger Sub and NetGenesis deem it advisable and in the best interests of each corporation and its respective stockholders that SPSS and NetGenesis engage in a business combination in order to advance the long-term strategic business interests of SPSS and NetGenesis, respectively, which each of the Boards of Directors anticipates will serve to enhance shareholder value;

         WHEREAS, in furtherance of the foregoing, the respective Boards of Directors of SPSS, Merger Sub and NetGenesis have approved a business combination by means of a transaction in which NetGenesis will become a direct wholly-owned subsidiary of SPSS as the result of the merger of Merger Sub with and into NetGenesis (the "Merger") pursuant to the terms, and subject to the conditions, set forth in this Agreement;

         WHEREAS, this Agreement provides that each share of common stock, par value $0.001 per share, of NetGenesis (the "NetGenesis Common Stock") issued and outstanding immediately prior to the Effective Time (as defined herein), other than shares of NetGenesis Common Stock owned by SPSS, Merger Sub or any direct or indirect wholly owned subsidiary of SPSS or Merger Sub immediately prior to the Effective Time, shall be converted into 0.097 shares of common stock, par value $0.01 per share, of SPSS (the "SPSS Common Stock") as described in greater detail in Section 1.8 hereof; and

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined in Section 8.12 hereof).

         NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                       THE MERGER; CERTAIN RELATED MATTERS

         1.1 THE MERGER. Upon the terms set forth in this Agreement, but subject to the conditions set forth in this Agreement and in compliance with all applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into NetGenesis at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and NetGenesis shall continue as the surviving corporation (the "Surviving Corporation").

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         1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the first Business Day (as defined in Section 8.12 hereof) after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied prior to the Closing) set forth in Article VI hereof at the offices of Ross & Hardies, 150 North Michigan Avenue, Chicago, Illinois 60601, or on such other date, and at such other place and time, as may be agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

         1.3 EFFECTIVE TIME. On or prior to the Closing Date, the parties shall
(a) cause a certificate of merger (the "Certificate of Merger") to be filed with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and (b) take or cause to be taken all such further actions as may be required pursuant to this Agreement or under the DGCL as a condition precedent to the effectiveness of the Merger. The Merger shall become effective upon such date and at such time as the Certificate of Merger is accepted for filing by the Delaware Secretary of State or on any date and/or at any time subsequent to the date and time of such acceptance as SPSS and NetGenesis may hereafter agree in writing and as shall be specified in the Certificate of Merger. The date and time on and at which the Merger becomes effective as provided above is referred to herein as the "Effective Time."

         1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the respective property, rights, privileges, powers and franchises of NetGenesis and Merger Sub shall be vested in the Surviving Corporation, and all of the respective debts, liabilities and duties of NetGenesis and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and in the form attached as Exhibit A hereto, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided therein; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is "NetGenesis Corp."

         1.6 BYLAWS. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time and in the form attached as Exhibit B hereto, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided therein.

         1.7 APPOINTMENT OF DIRECTORS AND OFFICERS. The directors and officers of Merger Sub holding office immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. On or before the Closing Date, NetGenesis shall deliver to SPSS a resignation of each of the directors and officers of NetGenesis then holding office, each of such resignation to be effective as of the Effective Time.

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         1.8  EFFECT ON CAPITAL STOCK.

              (a) At the Effective Time, by virtue of the Merger and without any action being required on the part of the holders thereof, each share of NetGenesis Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of NetGenesis Common Stock owned by SPSS, Merger Sub or any direct of indirect wholly owned subsidiary of SPSS or Merger Sub immediately prior to the Effective Time, all of which shall be canceled as provided in Section 1.8(c) hereof), shall be converted into 0.097 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of SPSS Common Stock, provided, however, that SPSS shall pay cash in lieu of issuing fractional shares as provided in Section 2.4 hereof and, provided further, however, that SPSS' obligation to issue or cause the issuance of any certificates representing shares of SPSS Common Stock to be issued in connection with the Merger is subject to the prior satisfaction of the conditions identified in Article II hereof. The shares of SPSS Common Stock and cash to which the holders of NetGenesis Common Stock will become entitled at the Effective Time is referred to herein as the "Merger Consideration."

              (b) As a result of the Merger and without any action being required on the part of the holders thereof, at the Effective Time, all shares of NetGenesis Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of NetGenesis Common Stock (a "Certificate") shall, except as specifically provided herein or in any applicable provision of the DGCL, thereafter cease to have any rights with respect to such shares of NetGenesis Common Stock represented by such Certificate other than the right to receive (i) that portion of the Merger Consideration to which the holder thereof shall be entitled pursuant to the terms of this Agreement and (ii) any additional amounts, if any, to which the holder of such Certificate may be entitled as of the date on which such Certificate is surrendered pursuant to Section 2.3 hereof (the amounts set forth in clauses (i) and (ii) above relating to each Certificate being hereinafter sometimes referred to collectively as the "Required Exchange Payment").

              (c) Each share of NetGenesis Common Stock owned by SPSS, Merger Sub or any direct of indirect wholly owned subsidiary of SPSS or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without any conversion thereof and no shares of SPSS Common Stock or other consideration shall be delivered in exchange therefor. Any shares of NetGenesis Common Stock held in the treasury of NetGenesis immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no shares of SPSS Common Stock or other consideration shall be delivered in exchange therefor.

              (d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

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         1.9  NETGENESIS STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS.

              (a) At the Effective Time, each option and other right to acquire shares of NetGenesis Common Stock then outstanding that was granted pursuant to any of the NetGenesis Stock Option Plans (as defined in Section 3.2(b)) (each such option, a "NetGenesis Stock Option"), shall cease to represent a right to acquire shares of NetGenesis Common Stock, and shall be assumed by SPSS. Each NetGenesis Stock Option so assumed by SPSS under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable NetGenesis Stock Option Plan pursuant to which such NetGenesis Stock Option was issued and any option agreement between NetGenesis and the optionee with regard to the NetGenesis Stock Option in effect immediately prior to the Effective Time (taking into account any changes thereto, including, without limitation, the full acceleration of vesting of such NetGenesis Stock Options and the extension of exercise periods in effect as of the date of this Agreement), except that (i) each NetGenesis Stock Option will be exercisable for that number of whole shares of SPSS Common Stock determined by multiplying the number of shares of NetGenesis Common Stock subject to such NetGenesis Stock Option by the Exchange Ratio, rounded down, if necessary, to the nearest whole share of SPSS Common Stock, and (ii) the per share exercise price for the shares of SPSS Common Stock issuable upon exercise of such assumed NetGenesis Stock Option will be equal to the per share exercise price specified in such NetGenesis Stock Option divided by the Exchange Ratio (such quotient to be rounded to the nearest one-hundredth of a cent); provided, however, that in the case of any NetGenesis Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, NetGenesis will take all actions necessary such that all NetGenesis Stock Options outstanding prior to the Effective Time under the NetGenesis Stock Option Plans are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding the holder of each NetGenesis Stock Option from receiving any cash payments in respect of such NetGenesis Stock Option in connection with the Merger. After the Effective Time, SPSS or the Surviving Corporation shall issue to each holder of an outstanding NetGenesis Stock Option a document evidencing the foregoing assumption of such outstanding NetGenesis Stock Option. It is the intention of the parties that the NetGenesis Stock Options assumed by SPSS qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the NetGenesis Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.9(a) shall be applied in a manner consistent with such intent; provided, however, that SPSS makes no representations that the NetGenesis Stock Options assumed by SPSS will qualify as incentive stock options.

              (b) SPSS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SPSS Common Stock for delivery upon exercise of NetGenesis Stock Options assumed in accordance with this Section
1.9. Promptly, but in no event later than five business days, after the Effective Time, SPSS shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of SPSS Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current

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status of the prospectus or prospectuses contained therein) for so long as any of such options remains outstanding.

         1.10 OBLIGATIONS UNDER GMBH MERGER AGREEMENT. At the Effective Time, the right (the "GmbH Acquisition Right") to acquire shares of NetGenesis Common Stock that was granted pursuant to the Share Purchase and Assignment Agreement, dated as of October 23, 2000, by and among NetGenesis, Sven Gerber and e-dynamics GmbH (the "GmbH Merger Agreement") shall cease to represent the right to acquire shares of NetGenesis Common Stock and shall be assumed by SPSS. The GmbH Acquisition Right so assumed by SPSS under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the GmbH Merger Agreement, except that the GmbH Acquisition Right shall represent the right to acquire that number of shares of SPSS Common Stock equal to the number of shares of NetGenesis Common Stock to which the holder of such GmbH Acquisition Right would otherwise be entitled pursuant to the GmbH Merger Agreement multiplied by the Exchange Ratio, rounded down, if necessary, to the nearest whole share of SPSS Common Stock.

         1.11 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding SPSS Common Stock or NetGenesis Common Stock shall have been changed into a different number of shares or a different class of securities by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to take into account any such change, dividend or event described above in order to provide the holders of NetGenesis Common Stock with the same economic effect as contemplated by this Agreement prior to the occurrence of such change, dividend or event.

         1.12 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. Unless this Agreement is otherwise terminated, the parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                  ARTICLE II.

                            EXCHANGE OF CERTIFICATES

         2.1 EXCHANGE FUND. Prior to the Effective Time, SPSS shall appoint its current transfer agent to act as exchange agent (the "Exchange Agent") pursuant to the terms and conditions of an Exchange Agent Agreement to be entered into by and among the Exchange Agent, SPSS and the Surviving Corporation prior to the Closing Date (none of the terms of which shall be inconsistent with any term of this Agreement) for the purpose of exchanging Certificates for the Required Exchange Payment. Promptly after the Effective Time, SPSS shall deposit (or, with respect to the cash payable in lieu of the issuance of fractional shares, make other arrangements satisfactory to the Exchange Agent) with the Exchange Agent, in trust for the benefit of the holders of Certificates, (a) one or more certificates representing the shares of SPSS Common Stock to be issued in connection with the Merger and (b) sufficient cash to make the cash payments required in lieu of the issuance of fractional shares as provided in Section 2.4 hereof. Any certificate or certificates representing shares of SPSS Common Stock, together with

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any dividends or distributions with respect thereto, and any cash deposited by
SPSS with the Exchange Agent as provided herein, whether such deposit is made prior to, on or after the Closing Date, are referred to herein collectively as the "Exchange Fund."

         2.2 EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (a) a letter of transmittal which shall specify that delivery of the Certificates shall be effected, and the risk of loss of and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as SPSS and the Exchange Agent may reasonably specify and (b) instructions for effecting the surrender of Certificates in exchange for the Required Exchange Payment. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, all completed, executed and delivered in accordance with the instructions, the Exchange Agent shall promptly deliver to the holder of such Certificate (a) one or more certificates representing such number of shares of SPSS Common Stock to which the holder of such Certificate shall be entitled pursuant to the terms of this Agreement (which shall be in uncertificated book-entry form unless a physical certificate is requested), (b) a check for the amount of cash, if any, to which the holder of such Certificate is entitled pursuant to Section 2.4 hereof, and (c) a check for the amount of cash, if any, or evidence of the ownership of any other property, if any, to which the holder of such Certificate shall be entitled pursuant to Section 2.3 hereof. No interest will be paid or will accrue on any cash payable to the holder of a Certificate pursuant to Article II of this Agreement. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of NetGenesis Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of SPSS Common Stock into which such shares of NetGenesis Common Stock shall have been so converted, together with any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.4.

         2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. The holders of Certificates shall not be entitled to receive any dividend or other distribution payable with respect to the shares of SPSS Common Stock which such holder is entitled to receive upon surrender of such Certificate until such Certificate is actually surrendered by, and the shares of SPSS Common Stock are actually issued to, such holder. Rather, any dividend or other distribution declared or made after the date of this Agreement with a record date after the Effective Date with respect to a share of SPSS Common Stock then held by the Exchange Agent as part of the Exchange Fund shall be delivered by SPSS to Exchange Agent in trust for the benefit of holders of Certificates and delivered by the Exchange Agent concurrently with the shares of SPSS Common Stock to which such dividend or other distribution relates.

         2.4  NO FRACTIONAL SHARES OF SPSS COMMON STOCK.

              (a) No fractional shares of SPSS Common Stock shall be issued or made upon the surrender for exchange of Certificates and no rights relating to the ownership of SPSS Common Stock shall accrue to any Person (as defined in Section 8.12 hereof) with respect to such fractional shares of SPSS Common Stock.

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              (b) Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of NetGenesis Common Stock surrendered to the Exchange Agent for exchange pursuant to the terms of this Agreement who would otherwise have been entitled to receive a fraction of a share of SPSS Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest whole cent) in an amount equal to the product of (i) such fractional part of a share of SPSS Common Stock multiplied by (ii) a number equal to the average per share closing price of the SPSS Common Stock for the ten most recent days that SPSS Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

              (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify SPSS, and SPSS shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         2.5 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates as of the first anniversary of the Closing Date shall be delivered by the Exchange Agent to, or otherwise on the instruction of, SPSS, and any holders of Certificates who have not theretofore surrendered such Certificates for exchange in accordance with the terms of this Agreement, the letter of transmittal and any instructions delivered to such holder with the letter of transmittal shall thereafter look only to SPSS for payment of that portion of the Merger Consideration and any dividends or other distributions with respect to SPSS Common Stock to which such holder is entitled upon surrender of such theretofore unsurrendered Certificates. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates as of the fifth anniversary of the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1 (c) (iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

         2.6 NO LIABILITY. None of SPSS, Merger Sub, NetGenesis, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.7 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SPSS on a daily basis; provided, however, that no gain or loss resulting from such investment shall affect the amounts to which the holders of Certificates are entitled upon surrender thereof pursuant to the terms of this Agreement. SPSS shall be exclusively entitled to any gain and responsible for any loss resulting from the investment of any cash included in the Exchange Fund.

         2.8 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate (and compliance with such other reasonable requirements as shall, from time to time be established by SPSS and the Exchange Agent) that portion of the Merger Consideration and any dividends or other distribution with respect to shares of SPSS Common Stock to which the holder of such lost, stolen or destroyed Certificate is entitled pursuant to the terms of this Agreement.

         2.9 WITHHOLDING RIGHTS. Each of the Surviving Corporation and SPSS shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or SPSS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made.

         2.10 FURTHER ASSURANCES. NetGenesis agrees that if, at any time after the Effective Time, SPSS determines or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of NetGenesis, then the Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of NetGenesis or otherwise, so long as such action is not inconsistent with this Agreement.

         2.11 STOCK TRANSFER BOOKS. The stock transfer books of NetGenesis shall be closed as of the close of business on the Business Day immediately preceding the Effective Time and there shall be no further registration of transfers of shares of NetGenesis Common Stock thereafter on the records of NetGenesis. On or after the Effective Time, any Certificates presented to the Exchange Agent or SPSS for any reason shall be converted into the Merger Consideration with respect to the shares of NetGenesis Common Stock formerly represented thereby (including any cash in lieu of fractional shares of SPSS Common Stock to which the holders thereof are entitled pursuant to Section 2.4) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.3.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF SPSS. Except as set forth in the SPSS disclosure schedule delivered by SPSS to NetGenesis in connection with the execution of this Agreement (the "SPSS Disclosure Schedule") (each section of which qualifies the correspondingly numbered paragraph of this Section 3.1 or such other numbered paragraph of this Section 3.1 as is specifically referenced in the SPSS Disclosure Schedule), SPSS represents and warrants to NetGenesis as follows:

              (a) Organization, Standing and Power; Subsidiaries.

                   (i) Each of SPSS and each of its Subsidiaries (as defined in
              Section 8.12 hereof) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except where any failure to be so qualified and in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.12 hereof) on SPSS, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. The copies of the certificate of incorporation and bylaws of SPSS which were previously furnished or made available to NetGenesis are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                   (ii) Exhibit 21.1 to SPSS' Annual Report on Form 10K for the
              year ended December 31, 2000 includes all of the Subsidiaries of SPSS which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act (as defined in Section 8.12 hereof)). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Section 8.12 hereof) have been validly issued and are fully paid and nonassessable and are owned of record and beneficially, either directly or indirectly, by SPSS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests), except for restrictions imposed by applicable securities laws.

              (b) Capital Structure.

                   (i) As of the date hereof, the authorized capital stock of
              SPSS consists of 50,000,000 shares of SPSS Common Stock. As of October 25, 2001, 14,298,387 shares of SPSS Common Stock were issued and outstanding and no shares of SPSS Common Stock were held in treasury by SPSS.

                   (ii) As of September 30, 2001, SPSS has reserved 3,149,445 shares of SPSS Common Stock for issuance upon the exercise of options granted under SPSS' Third Amended and Restated 1995 Equity Incentive Plan, 1999 Employee Equity Incentive Plan, and Amended 1991 Stock Option Plan (collectively, the "SPSS Stock Option Plans"), and has granted options (the "SPSS Stock Options") to acquire 3,037,930 shares of SPSS Common Stock upon the exercise thereof.

                   (iii) As of October 25, 2001, SPSS has not granted any
              warrants to acquire shares of SPSS Common Stock upon the exercise thereof.

                   (iv) All the outstanding shares of SPSS Common Stock have
              been duly authorized, and are validly issued, fully paid and nonassessable, and such shares of SPSS Common Stock have been issued in compliance with any preemptive rights which have not been waived prior to the date of this Agreement. The shares of SPSS Common Stock when issued in connection with the Merger and the shares of SPSS Common Stock, when issued and delivered upon exercise of stock options converted in the Merger pursuant to Section 1.9, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with any preemptive rights which have not been waived prior to the date of this Agreement. Except for the options and warrants identified in Section 3.1(b) of the SPSS Disclosure Schedule, no options, warrants, subscriptions or purchase rights of any nature to acquire from SPSS, or commitments of SPSS to issue, shares of SPSS Common Stock or other securities are authorized, issued or outstanding, nor is SPSS obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities except as contemplated by this Agreement. Except as set forth in Section 3.1(b) of the SPSS Disclosure Schedule, none of SPSS' outstanding securities or authorized capital stock are subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of SPSS, any stockholder or any other Person. Except as set forth in Section 3.1(b) of the SPSS Disclosure Schedule, there are no restrictions on the transfer of shares of SPSS Common Stock other than those imposed by relevant federal and state securities laws. The offer and sale of all SPSS Common Stock and other securities of SPSS issued before the date of this Agreement complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto.

                   (v) No bonds, debentures, notes or other indebtedness of SPSS having the right to vote on any matters on which holders of capital stock of SPSS may vote ("SPSS Voting Debt") are issued or outstanding.

              (c) Authority; No Conflicts.

                   (i) SPSS has all requisite corporate power and authority to enter into this Agreement and the other documents and agreements contemplated hereby to be entered into by it (the Agreement, together with all such other documents and agreements, collectively, the "SPSS Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the SPSS Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SPSS. The SPSS Transaction Documents have been or will be duly executed and delivered by SPSS and constitute or will constitute the valid and binding agreements of SPSS, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                   (ii) The execution and delivery by SPSS of the SPSS
              Transaction Documents, and the consummation by SPSS of the Merger and the other transactions contemplated hereby and thereby, will not: (a) violate or conflict with SPSS' certificate of incorporation or bylaws; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, mortgage, loan or credit agreement, license, agreement, commitment or other instrument to which SPSS is a party or by which it is bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to SPSS or any of the properties or assets of SPSS; or (d) result in the creation of any lien, pledge, security interest, charge or other encumbrance upon the properties or assets of SPSS.

                   (iii) No consent, approval, order or authorization of, or
              registration, declaration or filing with, any national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), or other Person, is required in connection with the execution and delivery by SPSS of the SPSS Transaction Documents or the consummation by SPSS of the Merger or the performance by SPSS of the other obligations to be performed by SPSS pursuant to the terms hereof or thereof, except for those required under or in relation to (A) state securities or "blue sky" laws (the "Blue Sky Laws"), (B) the Securities Act (as defined in Section 8.12 hereof), (D) the DGCL with respect to the filing of the Certificate of Merger, (E) rules and regulations of NASDAQ, (F) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (G) such other consents, approvals, orders, authorizations, registrations, declarations or filings when any failure to obtain or make the same, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS or to adversely affect the ability of the parties to consummate the Merger. Each such consent, approval, order, authorization, registration, declaration and filing identified in clauses (A) through (G) above shall be made or obtained within the period required.

              (d) Reports and Financial Statements. SPSS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC during the period from January 1, 1998 to the date of this Agreement (collectively, including all exhibits thereto, the "SPSS SEC Reports"). No Subsidiary of SPSS is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the SPSS SEC Reports, as of their respective dates (and, if amended or superseded by a later-dated document filed by SPSS with the SEC, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements included in the SPSS SEC Reports (other than any of such financial statements which were identified as having been prepared on a "pro forma" or "as adjusted" basis) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of SPSS and its consolidated Subsidiaries as of the respective dates of and for the respective periods covered by each of such financial statements. Except as otherwise noted therein and, subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments, all of the financial statements (other than any such financial statements which were identified as having been prepared on a "pro forma" or "as adjusted" basis) included in the SPSS SEC Reports were prepared in conformity with the United States Generally Accepted Accounting Principles ("GAAP") consistently applied, except as otherwise noted therein, during the periods covered. Each such SPSS SEC Report, as of its respective date (and as of the date of any subsequent amendment to any previously filed SPSS SEC Report), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPSS SEC Report.

              (e) Information Supplied.

                   (i) None of the information supplied or to be supplied by
              SPSS for inclusion or incorporation by reference in the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time the Form S-4 is amended or supplemented, at the time the Form S-4 becomes effective under the Securities Act and the Exchange Act or on the date it is first mailed to the holders of NetGenesis Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.

                   (ii) Notwithstanding the foregoing provisions of this Section
              3.1 (e), no representation or warranty is made by SPSS with respect to information supplied or to be supplied by NetGenesis for inclusion or incorporation by reference in the Form S-4 nor with respect to any statements made or incorporated by reference in the Form S-4 based in whole or in part upon such information.

              (f) Board Approval. The Board of Directors (as defined in Section
8.12 hereof) of SPSS, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "SPSS Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of SPSS and its stockholders and (ii) approved the Merger and the execution and delivery of the SPSS Transaction Documents in the name and on behalf of SPSS and has authorized the performance by SPSS of all of SPSS' obligations pursuant to the SPSS Transaction Documents and the transactions contemplated hereby and thereby.

              (g) Litigation; Compliance with Laws.

                   (i) Except as disclosed in the SPSS SEC Reports, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of SPSS, threatened, against or affecting SPSS or any Subsidiary of SPSS which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on

              SPSS, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against SPSS or any Subsidiary of SPSS which would, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS. There is no Action pending, or to the knowledge of SPSS, threatened against or affecting SPSS or any Subsidiary of SPSS which questions the validity of this Agreement or any action taken or to be taken by SPSS in connection with any of the transactions contemplated by this Agreement.

                   (ii) Except as disclosed in the SPSS SEC Reports and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS, SPSS and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of SPSS and its Subsidiaries, taken as a whole (the "SPSS Permits"). Except where the failures to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS, SPSS is in compliance with the terms of the SPSS Permits. Except for violations which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS, neither SPSS nor any of its Subsidiaries is in violation of, and SPSS and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity.

              (h) Intellectual Property. (i) SPSS owns or has the right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by SPSS does not infringe on or otherwise violate the rights of any Person and is in material compliance with any applicable license or other agreement pursuant to which SPSS acquired the right to use any Intellectual Property; (iii) to the knowledge of SPSS, no Person is challenging, infringing on or otherwise violating any right of SPSS with respect to any Intellectual Property owned by and/or licensed to SPSS; and (iv) SPSS has not received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by SPSS and, to the knowledge of SPSS, no Intellectual Property owned and/or licensed by SPSS is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

              (i) Absence of Undisclosed Liabilities. Since June 30, 2001, SPSS has not incurred any material liabilities that are of a nature that would be required to be disclosed on a balance sheet of SPSS or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS.

         3.2 REPRESENTATIONS AND WARRANTIES OF NETGENESIS. Except as set forth in the NetGenesis Disclosure Schedule delivered by NetGenesis to SPSS in connection with the execution of this Agreement (the "NetGenesis Disclosure Schedule") (each section of which qualifies the correspondingly numbered paragraph of this Section 3.2 or such other numbered paragraph of this Section
3.2 as is specifically referenced in the NetGenesis Disclosure Schedule), NetGenesis represents and warrants to SPSS as follows:

              (a) Organization, Standing and Power; Subsidiaries.

                   (i) Except for the Subsidiaries identified in Section 3.2(a)
              of the NetGenesis Disclosure Schedule (NetGenesis together with the Subsidiaries identified in the NetGenesis Disclosure Schedule being hereinafter referred to collectively as the "NetGenesis Entities"), NetGenesis does not directly or indirectly own or control, any equity or other ownership interest in any person. Each of the NetGenesis Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except where any failure to be so qualified and in good standing, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. The copies of the certificate of incorporation and bylaws of each of the NetGenesis Entities which were previously furnished or made available to SPSS are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                   (ii) All the outstanding shares of capital stock of, or other equity interests in, each NetGenesis Entity other than NetGenesis have been validly issued and are fully paid and nonassessable and are owned of record and beneficially, either directly or indirectly, by NetGenesis, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests), except for restrictions imposed by applicable securities laws.

              (b) Capital Structure.

                   (i) As of the date hereof, the authorized capital stock of
              NetGenesis consists of 105,000,000 shares, consisting of (A) 100,000,000 shares of NetGenesis Common Stock and (B) 5,000,000 shares of preferred stock, par value $.001 per share ("NetGenesis Preferred Stock"). As of October 25, 2001, 23,596,254 shares of NetGenesis Common Stock were issued and outstanding, no shares of NetGenesis Common Stock were held in treasury by NetGenesis, and no shares of NetGenesis Preferred Stock were issued or outstanding or were held in treasury by NetGenesis.

                   (ii) As of the date hereof, NetGenesis has reserved 7,375,000 shares of NetGenesis Common Stock for issuance upon the exercise of options granted under the NetGenesis 1995 Incentive Stock Option Plan, the NetGenesis 1999 Stock Incentive Plan and the NetGenesis 2001 Nonqualified Stock Option Plan (collectively, the "NetGenesis Stock Option Plans") and has granted options to acquire 3,533,357 shares of NetGenesis Common Stock upon the exercise thereof. Section 3.2(b) of the NetGenesis Disclosure Schedule sets forth a list of each option outstanding as of October 25, 2001 and identifies the number of shares of

              SPSS Common Stock subject to issuance upon the exercise thereof as well as the exercise price or prices associated with such option.

                   (iii) All the outstanding shares of NetGenesis Common Stock have been duly authorized, and are validly issued, fully paid and nonassessable, and such shares of NetGenesis Common Stock have been issued in compliance with any preemptive rights which have not been waived prior to the date of this Agreement. Except for the options and warrants identified in Section 3.2(b) of the NetGenesis Disclosure Schedule, no options, warrants, subscriptions or purchase rights of any nature to acquire from NetGenesis, or commitments of NetGenesis to issue, shares of NetGenesis Common Stock or other securities are authorized, issued or outstanding, nor is NetGenesis obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities except as contemplated by this Agreement. Except as set forth in Section 3.2(b) of the NetGenesis Disclosure Schedule, none of NetGenesis' outstanding securities or authorized capital stock are subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of NetGenesis, any stockholder or any other Person. Except as set forth in Section 3.2(b) of the NetGenesis Disclosure Schedule, there are no restrictions on the transfer of shares of NetGenesis Common Stock other than those imposed by relevant federal and state securities laws. The offer and sale of all NetGenesis Common Stock and other securities of NetGenesis issued before the date of this Agreement complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto.

                   (iv) The authorized capital stock of each of NetGenesis'
              Subsidiaries is disclosed in Section 3.2(b) of the NetGenesis Disclosure Schedule. All shares of capital stock of each of NetGenesis' Subsidiaries have been validly issued, fully paid, are nonassessable and were issued in compliance with applicable federal and state securities laws, and, except as disclosed in
              Section 3.2(b) of the NetGenesis Disclosure Schedule, are wholly-owned by NetGenesis free and clear of any pre-emptive rights, claims, security interests, encumbrances or restrictions of any kind. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating any Subsidiary of NetGenesis to issue or to transfer from treasury any additional shares of capital stock or any securities convertible into or which grant the holder the right to acquire any capital stock of any Subsidiary of NetGenesis.

                   (v) No bonds, debentures, notes or other indebtedness of
              NetGenesis having the right to vote on any matters on which holders of capital stock of NetGenesis may vote ("NetGenesis Voting Debt") are issued or outstanding.

              (c) Authority; No Conflicts.

                   (i) NetGenesis has all requisite corporate power and
              authority to enter into this Agreement and the other documents and agreements contemplated hereby to be entered into by it (the Agreement, together with all such other documents and agreements, collectively, the "NetGenesis Transaction Documents") and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required NetGenesis Vote (as defined in Section 3.2(g) hereof). The execution and delivery of the NetGenesis Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NetGenesis, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required NetGenesis Vote (as defined in Section 3.2(g) hereof). The NetGenesis Transaction Documents have been or will be duly executed and delivered by NetGenesis and constitute or will constitute the valid and binding agreements of NetGenesis, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                   (ii) Except as set forth in Section 3.2(c) of the NetGenesis
              Disclosure Schedules, the execution and delivery of the NetGenesis Transaction Documents by NetGenesis and the consummation by NetGenesis of the Merger and the other transactions contemplated hereby and thereby, will not (a) violate or conflict with NetGenesis' certificate of incorporation or bylaws; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, mortgage, loan or credit agreement, license, agreement, commitment or other instrument to which NetGenesis is a party or by which it is bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to NetGenesis or any of the properties or assets of NetGenesis; or (d) result in the creation of any lien, pledge, security interest, charge or other encumbrance upon the properties or assets of NetGenesis.

                   (iii) No consent, approval, order or authorization of, or
              registration, declaration or filing with, any Governmental Entity or other Person, except for the Required NetGenesis Vote, is required in connection with the execution and delivery by NetGenesis of the NetGenesis Transaction Documents or the consummation by NetGenesis of the Merger or the performance by NetGenesis of the other obligations to be performed by NetGenesis pursuant to the terms hereof or thereof, except for those required under or in relation to (A) state securities or "blue sky" laws (the "Blue Sky Laws"), (B) the Securities Act and the Exchange Act (each as defined in Section 8.12 hereof), (D) the DGCL with respect to the filing of the Certificate of Merger, (E) rules and regulations of NASDAQ, (F) the Required NetGenesis Vote, (G) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, and
              (H) such other consents, approvals, orders, authorizations, registrations, declarations or filings when any failure to obtain or make the same, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetGenesis or to adversely affect the ability of the parties to consummate the

              Merger. Each such consent, approval, order, authorization, registration, declaration and filing identified in clauses (A) through (H) above shall be made or obtained within the period required.

              (d) Reports and Financial Statements. Except as set forth in
Section 3.2(d) of the NetGenesis Disclosure Schedule, NetGenesis has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC during the period from March 31, 2000 to the date of this Agreement (collectively, including all exhibits thereto, the "NetGenesis SEC Reports"). No Subsidiary of NetGenesis is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the NetGenesis SEC Reports, as of their respective dates (and, if amended or superseded by a later-dated document filed by NetGenesis with the SEC, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements included in the NetGenesis SEC Reports (other than any of such financial statements which were identified as having been prepared on a "pro forma" or "as adjusted" basis) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of NetGenesis and its consolidated Subsidiaries as of the respective dates of and for the respective periods covered by each of such financial statements. Except as otherwise noted therein and, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments, all of the financial statements (other than any such financial statements which were identified as having been prepared on a "pro forma" or "as adjusted" basis) included in the NetGenesis SEC Reports were prepared in conformity with GAAP consistently applied, except as otherwise noted therein, during the periods covered. Each such NetGenesis SEC Report, as of its respective date (and as of the date of any subsequent amendment to any previously filed NetGenesis SEC Report), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NetGenesis SEC Report.

              (e) Information Supplied.

                   (i) None of the information supplied or to be supplied by
              NetGenesis for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time the Form S-4 is amended or supplemented, at the time the Form S-4 becomes effective under the Securities Act and the Exchange Act or on the date it is first mailed to the holders of NetGenesis Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.

                   (ii) Notwithstanding the foregoing provisions of this Section
              3.2 (e), no representation or warranty is made by NetGenesis with respect to information supplied or to be supplied by NetGenesis for inclusion or incorporation by reference in the Form S-4 nor with respect to any statements made or incorporated by reference in the Form S-4 based in whole or in part upon such information.

              (f) Board Approval. The Board of Directors of NetGenesis, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "NetGenesis Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of NetGenesis and its stockholders, (ii) approved the Merger and the execution and delivery of the NetGenesis Transaction Documents in the name and on behalf of NetGenesis and has authorized the performance by NetGenesis of all of NetGenesis' obligations pursuant to the NetGenesis Transaction Documents and the transactions contemplated hereby and thereby and (iii) recommended (the "NetGenesis Recommendation") that the stockholders of NetGenesis approve this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by NetGenesis' stockholders at the NetGenesis Stockholder Meeting (as defined in Section 5.1(b) hereof).

              (g) Vote Required; Voting Agreement. The affirmative vote of the holders of a majority of the outstanding shares of NetGenesis Common Stock to adopt this Agreement and approve the Merger (the "Required NetGenesis Vote") is the only vote of the holders of any class or series of NetGenesis capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The holders of NetGenesis Common Stock listed on Section 3.2(g) of the NetGenesis Disclosure Schedule have executed a voting agreement in the form attached hereto as Exhibit C (the "Voting Agreement").

              (h) Litigation; Compliance with Laws.

                   (i) Except as disclosed in the NetGenesis SEC Reports or in
              Section 3.2(h) of the NetGenesis Disclosure Schedules, there are no Actions pending or, to the knowledge of NetGenesis, threatened, against or affecting any NetGenesis Entity which would, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against any NetGenesis Entity which would, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis. There is no Action pending or, to the knowledge of NetGenesis, threatened against or affecting any of the NetGenesis Entities which questions the validity of this Agreement or any action taken or to be taken by NetGenesis in connection with any of the transactions contemplated by this Agreement, and neither NetGenesis nor its officers or directors has any knowledge of a fact or circumstance which could reasonably be expected to give rise to such an Action or threatened Action.

                   (ii) Except as would not, in the aggregate, reasonably be
              expected to have a Material Adverse Effect on NetGenesis, the NetGenesis Entities hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of the NetGenesis Entities, taken as a whole (the "NetGenesis Permits"). Except where the failures to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, the NetGenesis Entities are in compliance with the terms of the NetGenesis Permits. None of the NetGenesis Entities is in violation of, and the NetGenesis Entities have not received any notices of violations with respect to, any laws, ordinances or regulations of any

              Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetGenesis.

              (i) Absence of Undisclosed Liabilities. Since June 30, 2001, the NetGenesis Entities have not incurred any material liabilities that are of a nature that would be required to be disclosed on a balance sheet of the NetGenesis Entities or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetGenesis.

              (j) Absence of Certain Changes or Events. Except (A) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (B) as permitted by Section 4.2 hereof, since June 30, 2001 (i) the NetGenesis Entities have conducted their business only in the ordinary course and (ii) there has not been any action taken by the NetGenesis Entities that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2 hereof. Since June 30, 2001, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on NetGenesis.

              (k) Environmental Matters. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, the operations of the NetGenesis Entities have been and are in compliance with all applicable Environmental Laws (as defined in Section 8.12 hereof).

              (l) Title to Assets. Except as set forth in Section 3.2(l) of the NetGenesis Disclosure Schedules, each of the NetGenesis Entities has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its assets, tangible and intangible, free of any Liens.
Section 3.2(l) of the NetGenesis Disclosure Schedule identifies each lease of real property to which any of the NetGenesis Entities is a party. Each of the NetGenesis Entities is in compliance with each applicable lease and holds a valid leasehold interest free of any Liens, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis.

              (m) Intellectual Property. Set forth on Section 3.2(m) of the NetGenesis Disclosure Schedule is a list of all U.S. or foreign patent and patent applications, trademark applications and registrations, and copyright registrations and applications owned by NetGenesis, specifying as to each, as applicable, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). Set forth on Section 3.2(m) of the NetGenesis Disclosure Schedule is a list of: (a) material licenses, sublicenses and other agreements under which any of the NetGenesis Entities have obtained the right to use Intellectual Property, or under which any of the NetGenesis Entities have authorized any Person to use Intellectual Property owned by NetGenesis, and (b) any encumbrances or restrictions on the NetGenesis Entities' right to use Intellectual Property owned by NetGenesis. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetGenesis, and as specifically set forth on Section 3.2(m) of the NetGenesis Disclosure Schedule, (i) each of the NetGenesis Entities owns or has the right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the NetGenesis Entities does not infringe on or otherwise violate the rights of any Person and is in material compliance with any applicable license or other agreement pursuant to which any of the NetGenesis Entities acquired the right to use any Intellectual Property; (iii) to the knowledge of NetGenesis, no Person is challenging, infringing on or otherwise violating any right of any of the NetGenesis Entities with respect to any Intellectual Property owned by and/or licensed to any of the NetGenesis Entities; and (iv) none of the NetGenesis Entities have received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by any of the NetGenesis Entities and, to the knowledge of NetGenesis, no Intellectual Property owned and/or licensed by any of the NetGenesis Entities is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. Substantially all of NetGenesis' United States employees have executed an Employee Confidentiality, NonCompetition and Intellectual Property Assignment Agreement in the form provided to SPSS or an Employee Agreement, NonDisclosure Agreement and NonCompete Agreement in the form provided to SPSS.

              (n) Brokers or Finders. Except as set forth on Section 3.2(n) of the NetGenesis Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of NetGenesis.

              (o) Opinions of NetGenesis Financial Advisor. NetGenesis has received the opinion of J.P. Morgan Securities Inc., dated on or about the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of NetGenesis Common Stock.

              (p) Taxes. Each of the NetGenesis Entities has accurately filed all tax returns required to have been filed (or extensions have been duly obtained) and has paid all taxes required to have been paid by it, except where failure to accurately file such tax returns or pay such taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis. Except as is not material to NetGenesis, NetGenesis' financial statements as of the Effective Time reflect adequate reserves for taxes.

              (q) Certain Contracts.

                   (i) Section 3.1(q) of the NetGenesis Disclosure Schedule
              identifies each contract, commitment or agreement, whether oral or written:

                        (A) with a supplier of any NetGenesis Entity pursuant to
                   which such NetGenesis Entity has a remaining commitment to such supplier in an amount in excess of $25,000;

                        (B) relating to the provision of professional services
                   not yet completed by any NetGenesis Entity pursuant to which such NetGenesis Entity expects to receive revenue in an amount in excess of $25,000;

                        (C) which constitutes a software maintenance support
                   contract pursuant to which any NetGenesis Entity expects to receive an amount in excess of $25,000 during the current term thereof and which
                   (1) requires a NetGenesis Entity to respond on-site if a problem is not remedied within a specified period of time,
                   (2) requires a NetGenesis Entity to provide a dedicated resource, (3) requires coverage by a NetGenesis Entity for more than eight (8) hours per day for five (5) days per calendar week, (4) specifies a "fix time" rather than a "response time", or (5) requires a faster response time than the response time provided in the ordinary course of business;

                        (D) which contains an unexpired warranty obligation of
                   any NetGenesis Entity extending for longer than ninety (90) days;

                        (E) which provides for any other payment by or payment
                   to any of the NetGenesis Entities of an amount in excess of $100,000 and pursuant to which any of the NetGenesis Entities has any ongoing material rights or obligations other than the obligation to provide maintenance/support services; or

                        (F) which was entered into by any NetGenesis Entity
                   outside the ordinary course of business and pursuant to which any NetGenesis Entity has ongoing material rights or obligations.

              Collectively, the contracts identified on Schedule 3.2(q) are hereinafter referred to as the "Contracts." Each such Contract is a valid and binding obligation of the applicable NetGenesis Entity, enforceable in accordance with its respective terms to the extent permitted by applicable law, and is in full force and effect; and each NetGenesis Entity is in compliance therewith. To the knowledge of NetGenesis, none of the Contracts relating to payments to any of the NetGenesis Entities for the provision of services to its customers provides for either a daily rate or an imputed rate (if such Contract is a fixed-rate contract) which is less than the average salary of the NetGenesis Entity employee providing such products or services. No allegation or notice of default has been received by any of the NetGenesis Entities with respect to any of the Contracts, and to NetGenesis' knowledge, no other party to any of the Contracts is in default or breach thereof in any material respect. None of the NetGenesis Entities is in material default and there is no basis for any valid claim of material default, in any respect under any of the Contracts.

                   (ii) As of the date hereof, none of the NetGenesis Entities is a party to or bound by any noncompetition agreements or any other agreements or arrangements that limit or otherwise restrict any of the NetGenesis Entities or any of their respective affiliates or any successor thereto or that would, after the Closing Date, to the knowledge of NetGenesis, limit or restrict SPSS or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the

               Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

              (r) Employee Benefit Plans. Except as set forth in Section 3.2(r) of the NetGenesis Disclosure Schedule, there are no Benefit Plans maintained by NetGenesis covering only NetGenesis executive officers. NetGenesis does not sponsor or contribute to, nor has it ever sponsored or contributed to, any defined benefit pension plan subject to Title I of ERISA. NetGenesis does not sponsor any Benefit Plan which is a "welfare plan" described in Section 3(1) of ERISA providing benefits after termination of employment (other than "COBRA" health care continuation benefits described in Sections 601 et seq. of ERISA), except for such benefits which would not reasonably be expected to have a Material Adverse Effect on NetGenesis. Each Benefit Plan maintained by NetGenesis has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on NetGenesis. NetGenesis has timely paid all required contributions to each of its Benefit Plans, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on NetGenesis. As to the NetGenesis Benefit Plans, there is no litigation pending or threatened, nor any pending investigation by a governmental body, which, if resolved adversely to NetGenesis or to the applicable Benefit Plan, would have a Material Adverse Effect on NetGenesis. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by NetGenesis that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any NetGenesis Employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on NetGenesis.

              (s) Labor Matters.

                   (i) Section 3.2(s) of the NetGenesis Disclosure Schedule
              identifies all written employment contracts and all written pension, bonus, profit sharing, stock option, life, health, retirement welfare, or other agreements or arrangements providing for employee remuneration or benefits to which any of the NetGenesis Entities are a party or by which they are bound, and all these contracts and arrangements are in full force and effect. There have been no claims of defaults and there are no facts or conditions which if continued, or with the giving of notice, will result in a default under these contracts or arrangements.

                   (ii) Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on NetGenesis, NetGenesis is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices. There are no violations or alleged violations of any of the foregoing laws which would have a Material Adverse Effect on NetGenesis.

              (t) Related Transactions. Except as set forth on Section 3.2(t) of the NetGenesis Disclosure Schedule, none of the NetGenesis Entities has made or entered into any loan, contract, lease or commitment, whether oral or written, with any officer, director, employee, shareholder or partner of any of the NetGenesis Entities, or with any affiliate or associate of any of the foregoing, under which the NetGenesis Entities have continuing obligations.

              (u) Bank Accounts; Safe Deposit Boxes. Section 3.2(u) of the NetGenesis Disclosure Schedule sets forth the names and locations of all banks in which any of the NetGenesis Entities have an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

         3.3 REPRESENTATIONS AND WARRANTIES OF SPSS AND MERGER SUB. SPSS and Merger Sub represent and warrant to NetGenesis as follows:

              (a) Organization, Standing and Power. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its assets and to have performed such activities as it has performed during the period from the date of its incorporation to the date of this Agreement. Other than in such jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Merger Sub or upon the ability of Merger Sub to perform the obligations to be performed by it pursuant to the terms of this Agreement, neither the ownership of its assets nor the nature of the activities heretofore performed by Merger Sub will cause Merger Sub to fail to qualify as a foreign corporation in any jurisdiction. Merger Sub is a direct wholly-owned subsidiary of SPSS and does not directly or indirectly own any capital stock of or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any capital stock of or other equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The copies of the certificate of incorporation and bylaws of Merger Sub which were previously furnished or made available to NetGenesis are true, complete and correct copies of such documents as in effect on the date of this Agreement.

              (b) Capital Structure.

                   (i) As of the date hereof, the authorized capital stock of
              Merger Sub consists of 1000 shares of common stock, $0.01 par value per share, of which 1000 shares are issued and outstanding and no shares are held in treasury by Merger Sub.

                   (ii) All of the outstanding shares of Merger Sub common stock have been duly authorized, and are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights.

                   (iii) Except as contemplated in this Agreement, as of the
              date of this Agreement there are, and as of the Closing Date there will be, no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merger Sub is a party or by which it is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Merger Sub or obligating Merger Sub to issue, grant or extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

              (c) Authority; No Conflicts.

                   (i) Merger Sub has all requisite corporate power and
              authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and its sole stockholder. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or effecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                   (ii) Except for this Agreement, any other agreement to which
              Merger Sub is required to become a party pursuant hereto or as otherwise contemplated by this Agreement, Merger Sub is neither a party to nor bound by any agreement, obligation, instrument, permit, franchise, judgment, order or decree. The execution and delivery of this Agreement by Merger Sub, and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with, constitute a default under (with or without the giving of notice of lapse of time, of both) or constitute or result in a violation of or under the certification of incorporation or bylaws of Merger Sub.

                   (iii) No consent, approval, order or authorization of, or
              registration, declaration or filing with, any Governmental Entity or other Person is required in connection with the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the Merger or the performance by Merger Sub of the other obligations to be performed by Merger Sub pursuant to the terms of this Agreement and the other transactions contemplated hereby.

              (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

         3.4 DATE OF REPRESENTATIONS. Unless otherwise provided, each representation and warranty of the parties set forth in this Agreement shall be true and correct on and as of the date of this Agreement.

                                  ARTICLE IV.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 COVENANTS OF NETGENESIS. During the period from the date of this Agreement to the Closing Date, NetGenesis agrees as to the NetGenesis Entities that (except as contemplated or permitted by this Agreement or to the extent that SPSS shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

             (a) Ordinary Course.

                   (i) The NetGenesis Entities shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to preserve intact their respective present lines of business, maintain their respective rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them, all to further the goal that their ongoing businesses shall not be impaired in any material respect; provided, however, that no action by the NetGenesis Entities with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1
              (a) (i) unless such action would constitute a breach of one or more of such other provisions.

                   (ii) Other than in connection with acquisitions permitted by
              Section 4.1 (e), none of the NetGenesis Entities shall, and none of the NetGenesis Entities shall permit any of their Subsidiaries to, (A) enter into any licensing agreement other than licenses in connection with the sale of goods or services entered into in the ordinary course of business; (B) enter into any new line of business; (C) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than Permitted Capital Expenditures (as defined below) and obligations or liabilities in connection therewith, or; (D) enter into any contract, agreement or other arrangement for the sale of inventories or for the furnishing of services which contract, agreement or other arrangement involves expenditures in excess of $50,000 or which may give rise to commitments which may extend beyond twelve (12) months from the date of such contract, agreement or arrangement, unless such contract, agreement or arrangement can be terminated by the applicable NetGenesis Entities on not more than thirty (30) days' notice and without incurring an obligation to pay any material premium or penalty or suffering any other material detriment. As used herein, a "Permitted Capital Expenditure" is a capital expenditure (i) in an amount under $10,000 in any individual or group of related expenditures, or (ii) approved by SPSS (which approval will not be unreasonably withheld by SPSS and will be delivered within two business days of request by NetGenesis). During the period from the date of this Agreement to the Closing Date, NetGenesis shall, not later than the tenth (10th) day of each calendar month, deliver to SPSS a schedule of capital expenditures made by or on behalf of any NetGenesis Entity in the immediately preceding calendar month.

              (b) General Ledger Trial Balance. Each of the NetGenesis Entities shall deliver to SPSS (i) on a monthly basis, within 7 business days following the end of each such month, a general ledger trial balance and accompanying schedules, which schedules shall reflect all commitments by such NetGenesis Entity that will affect the reported trial balance, and (ii) on a weekly basis, an account of weekly cash receipts and disbursement reporting. SPSS shall have the right to request any additional information and to audit any such information as SPSS, in its sole discretion, deems reasonably necessary and appropriate during regular business hours.

              (c) Dividends; Changes in Share Capital. None of NetGenesis Entities shall, nor shall any of the NetGenesis Entities propose to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any class or series of their respective capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of any class or series of their respective capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of their respective capital stock or any securities or other rights exchangeable or convertible into or exercisable for any shares of their respective capital stock.

              (d) Issuance of Securities. None of the NetGenesis Entities shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of any class or series of their respective capital stock, any NetGenesis Voting Debt or any securities or other rights exercisable or convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, NetGenesis Voting Debt or securities or other rights, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of NetGenesis Common Stock upon the exercise of NetGenesis Stock Options or in connection with other stock-based benefits plans where such NetGenesis Stock Options or other benefits were granted prior to the date of this Agreement, in each case in accordance with their terms as of the date of this Agreement, or such additional and/or different terms as shall have been accurately and completely described in a written statement delivered by NetGenesis to SPSS and approved in writing by SPSS prior to the effectiveness thereof, (ii) issuances by a wholly owned Subsidiary of NetGenesis of capital stock to such Subsidiary's parent or another wholly owned subsidiary of NetGenesis and (iii) shares of NetGenesis Common Stock issuable to participants in the NetGenesis 1999 Employee Stock Purchase Plan consistent with the terms of that plan, provided that NetGenesis shall suspend such plan not more than ten (10) business days after the date on which this Agreement is executed, which suspension shall not affect the rights of any participant holding options under such plan as of the date such plan is suspended.

              (e) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, none of the NetGenesis Entities shall amend or propose to so amend its respective certificates or articles of incorporation, bylaws or other governing documents.

              (f) No Acquisitions. None of the NetGenesis Entities shall acquire or agree to acquire, whether by means of a merger or consolidation with, the purchase or other acquisition of any equity interest in, the purchase or other acquisition of any substantial portion of the assets of, or by any other means, any corporation, partnership, association or other business organization or division thereof.

              (g) No Dispositions. None of the NetGenesis Entities shall sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of any NetGenesis Subsidiaries), other than the sale, lease or disposition of (i) inventory in the ordinary course of business, (ii) office equipment no longer used by NetGenesis or (iii) office equipment (valued not more than $10,000 individually or $200,000 in the aggregate) transferred to employees of NetGenesis in connection with the termination of such employees.

              (h) Investments; Indebtedness. None of the NetGenesis Entities shall (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by NetGenesis or a NetGenesis Subsidiary to or in NetGenesis or any other NetGenesis Subsidiary or (y) pursuant to or in connection with any contract or other legal obligation (including, but not limited to, loans made by NetGenesis for the purposes of paying applicable federal, state and local income and employment tax withholding requirements in connection with the several Stock Restriction and Repurchase Agreements between NetGenesis and certain holders of NetGenesis Common Stock in effect on the date hereof in the aggregate not exceeding $200,000) binding on a NetGenesis Entity as of the date of this Agreement and identified in the NetGenesis Disclosure Schedule or (ii) create, incur, assume or suffer to exist any indebtedness (other than ordinary course trade payables), issuances of debt securities, guarantees, loans or advances not in existence as of, or exceeding the liability therefor, the date of this Agreement except pursuant to credit facilities, indentures and other borrowing arrangements in existence on the date of this Agreement and identified in the NetGenesis Disclosure Schedule, provided, however, that the amount of any such new or additional liabilities may not exceed $25,000 in the aggregate without the prior written consent of SPSS.

              (i) Compensation. None of the NetGenesis Entities shall increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional NetGenesis Stock Options, terminate or amend any existing employee benefit plan, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than (i) regularly scheduled contributions to any NetGenesis Benefit Plan in the ordinary course of business consistent with past practice, (ii) as, and then only to the extent, necessary to satisfy an obligation existing as of the date of this Agreement and identified in the NetGenesis Disclosure Schedule, (iii) in connection with the extension of the exercise period or acceleration of vesting of the NetGenesis Stock Options or (iv) payments made in connection with the termination of NetGenesis employees in a manner and in amounts not inconsistent with the description of the NetGenesis severance policy attached hereto as Exhibit D.

              (j) Accounting Methods; Income Tax Election. Except as set forth in the NetGenesis Disclosure Schedule, NetGenesis shall not change its methods of accounting in effect at June 30, 2001, except as required by changes in GAAP as concurred in by NetGenesis' independent public accountants. NetGenesis shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

              (k) Certain Agreements. None of the NetGenesis Entities shall enter into any agreements or arrangements that limit or otherwise restrict any NetGenesis Entity or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict SPSS or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or would, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

              (l) No Related Actions. NetGenesis will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

              (m) Involuntary Terminations. From the date of this Agreement to the Closing Date, NetGenesis will not involuntarily terminate the employment of any officer or other employee without the prior written (except as provided in subsection (ii) below) consent of SPSS, which consent (i) shall not be unreasonably withheld, and (ii) shall be deemed to have been given if SPSS does not object to such termination prior to the close of business on the second business day following the date on which it received written notification from NetGenesis of the proposed termination.

         4.2 GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Each of NetGenesis and SPSS shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Closing Date and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed.

         4.3 CONTROL OF OTHER PARTY'S BUSINESS. Each of SPSS and NetGenesis releases the other party from any liability or damage based upon a claim that the exercise of such other party's rights pursuant to this Article IV or any other provision of this Agreement constitutes the control of their business. Each of SPSS and NetGenesis acknowledges that the foregoing sentence shall not be construed to limit the exercise of any right by either SPSS or NetGenesis pursuant to this Agreement.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

         5.1  PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETINGS.

              (a) As promptly as reasonably practicable following the date of this Agreement, SPSS and NetGenesis shall prepare and file with the SEC a mutually acceptable proxy statement (the "Proxy Statement") and SPSS shall prepare and file with the SEC a Registration Statement on Form S-4 in which the Proxy Statement will be included as a prospectus (such Registration Statement, and any amendments or supplements thereto, the "Form S-4"). SPSS agrees to provide NetGenesis with a reasonable opportunity to review and comment on the Form S-4 before filing with the SEC. Each of SPSS and NetGenesis shall use commercially reasonable efforts (i) to request, within twenty-four (24) hours of receiving oral or written notification by the SEC that it has no further comment on the Form S-4, that the effective date of the Form S-4 be accelerated so that the Form S-4 become effective as promptly as practicable thereafter, (ii) to otherwise have the Form S-4 declared effective by the SEC as promptly as practicable, and (iii) to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. SPSS and NetGenesis shall, as promptly as practicable after receipt thereof, (A) provide the other party copies of any written comments and advise the other party of any oral comments received from the SEC relating to matters being considered by the SEC in connection with its review, if any, of the Form S-4 and
(B) respond to such comments by filing with the SEC a proper response and, if necessary or desirable, an amendment to the Form S-4. SPSS and its counsel shall be responsible for the preparation and filing of the Form S-4, provided, however, that NetGenesis and its counsel shall promptly provide such information, draft and provide to SPSS such portions of the Form S-4 and provide such other assistance with respect to the preparation and filing of the Form S-4 as SPSS may from time to time reasonably request. Notwithstanding any other provision herein to the contrary, no portion of the Form S-4 or any amendment or supplement thereto nor any response to comments relating thereto may be filed with the SEC, and no document or portion thereof may be incorporated by reference into the Form S-4, without the prior approval of both SPSS and NetGenesis, which approval shall not be unreasonably withheld or delayed. In the event of a Change (as defined in Section 5.1(c) herein) in the NetGenesis Recommendation at any time following the initial filing of the Form S-4 with the SEC, SPSS shall amend or supplement the Form S-4 in order to accurately describe the deliberations and conclusions of NetGenesis' Board of Directors with respect to the Merger by means of a Qualifying Amendment (as defined below) and shall file the same with the SEC as soon as practicable. A "Qualifying Amendment" means an amendment or supplement to the Form S-4 to the extent that such amendment or supplement does no more than (i) identify a Change in the NetGenesis Recommendation, (ii) provide a reasonably concise statement of the reasons why the NetGenesis Board of Directors determined that it was necessary or appropriate to change the NetGenesis Recommendation and the factors considered in making such determination, and (iii) set forth such additional information as the parties agree in the good faith exercise of their respective reasonable discretion is related to the foregoing and is necessary or appropriate in the circumstances. NetGenesis will use commercially reasonable efforts to cause the Form S-4 to be mailed to NetGenesis' stockholders as soon as practicable after the Form S-4 is declared effective by the SEC. SPSS shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the shares of SPSS Common Stock to be issued in the Merger (the "Share Issuance") and NetGenesis shall furnish all information concerning NetGenesis and the holders of NetGenesis Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective by the SEC, the issuance by the SEC or any state securities regulatory authority of any stop order or threatened stop order relating to the Form S-4, the suspension of the qualification of the SPSS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC or any state securities regulatory authority to respond to an inquiry, to provide any information on a supplemental basis, to amend or supplement any document incorporated by reference into the Form S-4 (regardless of whether the document which is the subject of such request was filed by the party who is to receive notice as provided above), or any request by the SEC to amend or supplement the Form S-4; in each case, together with all of the facts and circumstances known to the notifying party relating to the event or events which has or have given rise to the obligation to provide such notification. If at any time prior to the Effective

Time either SPSS or NetGenesis becomes aware that any information including, without limitation, information relating to SPSS or NetGenesis, or any of their respective affiliates, officers or directors, has either been misstated in, or omitted from, the Form S-4, the party who has become aware of such misstatement or omission shall promptly advise the other party and SPSS and NetGenesis shall cooperate with one another in the preparation and filing, as soon as reasonably practicable, of an amendment or supplement to the Form S-4 so that following the filing of such amendment or supplement, the Form S-4 (including any documents incorporated by reference therein) would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) As soon as reasonably practicable after the date on which the Form S-4 has been declared effective by the SEC, NetGenesis shall take all actions required by the DGCL and Regulations 14A and 14C promulgated under the Exchange Act to call, give notice of, solicit proxies with respect to, convene and hold a meeting of its stockholders for the purpose of obtaining the Required NetGenesis Vote (the "NetGenesis Stockholder Meeting").

              (c) In connection with obtaining the Required NetGenesis Vote, the Board of NetGenesis will not withdraw, modify or qualify the NetGenesis Recommendation in a manner adverse to SPSS (any such withdrawal, modification or qualification, a "Change") or take any action in connection with or make any statement at the NetGenesis Stockholder Meeting which is inconsistent with the NetGenesis Recommendation or would reasonably be expected to diminish the likelihood of obtaining the Required NetGenesis Vote, provided, however, that:

                   (i) the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed a Change) of factual information regarding the business, financial condition or operations of SPSS or NetGenesis;

                   (ii) the foregoing shall not, if such disclosure is required by applicable law and then only to the minimum extent necessary to satisfy such requirement, prohibit disclosure of the fact that an Acquisition Proposal (as hereinafter defined) has been made together with the identity of the Person making such proposal and the material terms thereof; and

                   (iii) subject to NetGenesis' continuing obligation to pay any fees due under Sections 7.2(b) and 7.2(d) hereof, the Board of Directors of NetGenesis may effect a Change in the NetGenesis
              Recommendation:

                        (A) as a result of a Superior Proposal in accordance
                   with the provisions of Section 5.4 hereof (it being understood that any recommendation to accept a Superior Proposal shall be deemed a Change); or

                        (B) if the Board of Directors of NetGenesis determines
                   in good faith that a Material Adverse Effect has occurred with respect to SPSS.

         5.2  ACCESS TO INFORMATION/EMPLOYEES.

              (a) During the period prior to the Effective Time and upon reasonable notice, each of SPSS and NetGenesis shall afford to certain specified officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours to all its properties, books, material contracts, commitments, records, business relationships, officers and employees. Any such information obtained pursuant to this Section 5.2 (hereinafter referred to collectively as "Confidential Information") will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement.

              (b) In connection with the mutual exchange of Confidential Information described in subsection (a) above, each party agrees to: (i) hold the Confidential Information in strict confidence; (ii) not disclose any of the Confidential Information to any third party or to any such party's employees, agents or representatives other than those who need to know and/or have access to such Confidential Information in connection with the performance of their duties pursuant to this Agreement; (iii) use the Confidential Information only in furtherance of the joint business activities of the parties set forth in this Agreement; and (iv) return to the other party or destroy or delete, at such other party's election, all of the relevant portions of any of the documents and other materials embodying Confidential Information (including all copies thereof) in such party's possession upon termination of this Agreement. Notwithstanding the foregoing, such restrictions shall not apply to information which: (A) is generally known to and available for use within the trade or by the public at the time of disclosure to the other party; (B) becomes generally known to and available for use within the trade or by the public other than as a result of a breach of the other party's duty of confidentiality hereunder; (C) is required to be disclosed by law or pursuant to a court order, subject to prompt prior written notice by the party subject to such law or receiving such court order to the other party of such potential disclosure and the other party's right to prevent or otherwise limit such disclosure within the bounds of the law or court order; and (D) is authorized to be used and/or disclosed to third parties by one party in writing, subject to execution of a confidentiality agreement acceptable to such party by the third party.

              (c) After the date hereof, SPSS will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with NetGenesis employees, in a manner reasonably acceptable to both SPSS and NetGenesis, regarding employment related matters after the Effective Time.

         5.3 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions to closing under this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all commercially reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Each party hereto, at the reasonable request of another party, shall execute and deliver such other instrument and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, so long as such action is not inconsistent with this Agreement.

         5.4  ACQUISITION PROPOSALS.

              (a) Without limitation on any of NetGenesis' other obligations under this Agreement (including under Article IV hereof), NetGenesis agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer by any Person (other than as contemplated by this Agreement) with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of such party and its Subsidiaries, taken as a whole, (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). NetGenesis further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, engage in any negotiations concerning an Acquisition Proposal, knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal.

              (b) Notwithstanding anything in this Agreement to the contrary, NetGenesis and its Board of Directors shall be permitted to:

                   (i) take such actions as are, in consultation with
              NetGenesis' counsel, deemed necessary to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; and

                   (ii) engage in any discussions or negotiations with, or
              provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if, and only to the extent that, the NetGenesis Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.12), provided however, that prior to providing any information or data to any Person or entering into discussions or negotiations with any Person relating to a Superior Proposal, NetGenesis shall provide SPSS with a copy of the written Acquisition Proposal (unless prevented from doing so under a non-disclosure agreement executed prior to September 19, 2001) and, thereafter, shall keep SPSS informed of the status of any discussions or negotiations with respect thereto and promptly provide SPSS with copies of any documents or correspondence received by NetGenesis with respect thereto, including, without limitation, any amended or revised Acquisition Proposal.

              (c) NetGenesis agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. NetGenesis agrees that it will use commercially reasonable efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit NetGenesis to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of NetGenesis under this Agreement.

         5.5 FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, provided, however, that in the event the Merger is consummated, the Surviving Corporation will pay up to $2,000,000 in Expenses incurred by NetGenesis prior to the Closing Date in connection with this Agreement and the transactions contemplated hereby. As used in this Agreement, "Expenses" includes all commercially reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby. NetGenesis shall provide an accounting of all expenses covered under this
Section 5.5 on at least a bi-weekly basis during the period between the date of this Agreement and the Effective Time.

         5.6 PUBLIC ANNOUNCEMENTS. SPSS and NetGenesis shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, neither party shall issue any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither SPSS nor NetGenesis shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

         5.7 LISTING OF SHARES OF SPSS COMMON STOCK. SPSS shall use commercially reasonable efforts to cause the shares of SPSS Common Stock to be issued in the Merger and the shares of SPSS Common Stock to be reserved for issuance upon exercise of the NetGenesis

Stock Options to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

         5.8 SECTION 16 MATTERS. Prior to the Effective Time, SPSS and NetGenesis shall take all such steps as may be required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause any dispositions of NetGenesis Common Stock or acquisitions of SPSS Common Stock or the assumption of the NetGenesis Stock Options resulting from the transactions contemplated by
Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16a of the Exchange Act with respect to NetGenesis, to be exempt under Rule 16b promulgated under the Exchange Act.

         5.9 CONFIDENTIAL INFORMATION. All documents or other information provided by any party to this Agreement to any other party hereto shall be governed by the terms of the Confidentiality Agreement (as defined in Section
8.12 hereof).

         5.10 EMPLOYEE BENEFITS. As soon as administratively practicable after the Effective Time, SPSS shall take commercially reasonable efforts so that employees of NetGenesis shall be entitled to participate in each employee benefit plan, program or arrangement of SPSS of general applicability (the "SPSS Benefits Plans") to the same extent as similarly-situated employees of SPSS (it being understood that inclusion of the employees of NetGenesis in the SPSS Benefits Plans may occur at different times with respect to different plans). Nothing herein shall limit the ability of SPSS to amend or terminate any of NetGenesis' Benefits Plans in accordance with their terms at any time. To the extent such NetGenesis employees are currently covered by NetGenesis' employee benefit plans, programs or arrangements of general applicability, including, without limitation, medical plans, SPSS shall make all necessary and appropriate arrangements with its insurance provider to ensure that such NetGenesis' employees will receive equivalent coverage under the SPSS Benefits Plans to the extent such coverage is generally available under the SPSS Benefits Plans.

         5.11 INDEMNIFICATION AND LIABILITY INSURANCE. SPSS agrees that all rights to indemnification now existing in favor of the directors or officers of NetGenesis and its subsidiaries as provided in their respective charters or bylaws shall become obligations of the Surviving Corporation following the Merger and shall continue in full force and effect, to the fullest extent permitted by applicable law, for a period of five years from the Effective Time with respect to matters occurring prior to the Effective Time. Prior to the Effective Time, Merger Sub or, if so requested by SPSS, NetGenesis, shall purchase a "Tail Policy" or "Run-Off Coverage" (as those terms are hereafter defined) for the benefit of the directors and officers of NetGenesis upon the following terms and conditions:

              (a) The term or duration of the Tail Policy or Run-Off Coverage shall be three (3) years (without regard to cost) or such longer term as can be purchased for premiums of $200,000 in total;

              (b) The coverage limits of the Tail Policy or Run-Off coverage shall be $5,000,000 in the aggregate; and

              (c) Except as set forth above, or as otherwise consented to in writing by SPSS and NetGenesis, the Tail Policy or Run-Off coverage shall provide coverage for claims and contain such other terms and conditions as are substantially similar to NetGenesis' current directors' and officers' liability insurance policy.

For purposes of this Section 5.11, a Tail Policy or Run-Off Coverage shall mean a policy insuring directors and officers of NetGenesis from claims brought after the termination or expiration of NetGenesis' current directors' and officers' liability insurance policy where the events giving rise to such claims occurred prior to such termination or expiration.

         5.12 REPAYMENT OF INDEBTEDNESS. NetGenesis shall use commercially reasonable efforts to induce Brian Zanghi to repay, prior to the Effective Time, all amounts due and owing to NetGenesis under that certain Promissory Note, dated January 17, 2001, in the principal amount of $100,000, made by Brian Zanghi to the order of NetGenesis.

                                  ARTICLE VI.

                              CONDITIONS PRECEDENT

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of NetGenesis, SPSS and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

              (a) Shareholder Approval. NetGenesis shall have obtained the Required NetGenesis Vote in connection with the adoption of this Agreement by the stockholders of NetGenesis.

              (b) No Injunctions, Litigation or Restraints, Illegality. No Laws shall have been adopted or promulgated, no Actions are pending or threatened, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect, or which reasonably could be expected to have the effect, of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger; provided, however, that, for a period of 180 days after the execution of this Agreement, each party agrees to take all commercially reasonable steps necessary to avoid or to defend itself and each other party against any such temporary retraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction.

              (c) Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity or other Person required of SPSS, NetGenesis or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval. No consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction shall be a condition of closing under this Section 6.1(c).

              (d) NASDAQ Listing. The shares of SPSS Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance, unless the failure to have such shares approved for listing on NASDAQ is waived in writing by NetGenesis.

              (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SPSS AND MERGER SUB. The obligations of SPSS and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by, SPSS, on or prior to the Closing Date of the following conditions:

              (a) Representations and Warranties. Each of the representations and warranties of NetGenesis set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), other than for such failures to be true and correct that, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to SPSS (including the Surviving Corporation and its Subsidiaries).

              (b) Performance of Obligations of NetGenesis. NetGenesis shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, other than for such failures to so perform or comply that, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to SPSS (including the Surviving Corporation and its Subsidiaries).

              (c) Closing Certificate. NetGenesis shall have delivered to SPSS a Closing Certificate, dated as of the Closing Date, executed by the chief executive officer and the chief financial officer of NetGenesis acknowledging that NetGenesis has fulfilled its obligations under Sections 6.2(a) and 6.2(b) hereof.

              (d) Transfer of Bank Accounts; Safe Deposit Boxes. NetGenesis shall have delivered to SPSS signature cards, banking resolutions and/or all other instruments necessary to transfer to SPSS ownership of each of the bank accounts and safe deposit boxes maintained by the NetGenesis Entities at the banks listed on Schedule 3.2(u) of the NetGenesis Disclosure Schedule and to designate new authorized signatories with respect to each such bank account and safe deposit box.

              (e) No Material Adverse Change of NetGenesis. Since June 30, 2001, there shall not have occurred a Material Adverse Effect with respect to NetGenesis.

              (f) Tax Opinion. SPSS shall have received an opinion of Ross & Hardies, LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to SPSS, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code and that each of SPSS and NetGenesis will be a party to the reorganization within the meaning of
Section 368(a) of the Code; provided, however, that if the counsel to SPSS does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to SPSS if counsel to NetGenesis renders such opinion to SPSS. In rendering such opinion, counsel to SPSS shall be entitled to rely upon information, representations and assumptions provided by SPSS, NetGenesis and Merger Sub (allowing for such amendments to the representations as counsel to SPSS deems reasonably necessary). The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF NETGENESIS. The obligations of NetGenesis to effect the Merger are subject to the satisfaction of, or waiver by NetGenesis, on or prior to the Closing Date of the following additional conditions:

              (a) Representations and Warranties. Each of the representations and warranties of SPSS set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), other than for such failures to be true and correct that, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to NetGenesis.

              (b) Performance of Obligations of SPSS. SPSS shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, other than for such failures to so perform or comply that, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to NetGenesis.

              (c) Closing Certificate. SPSS shall have delivered to NetGenesis a Closing Certificate, dated as of the Closing Date, executed by the chief executive officer and the chief financial officer of SPSS acknowledging that SPSS has fulfilled its obligations under Sections 6.3(a) and 6.3(b) hereof.

              (d) No Material Adverse Change of SPSS. Since June 30, 2001, there shall not have occurred a Material Adverse Effect with respect to SPSS.

              (e) Tax Opinion. NetGenesis shall have received an opinion of Foley, Hoag & Eliot, LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to NetGenesis, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code and that each of SPSS and NetGenesis will be a party to the reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to NetGenesis does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to NetGenesis if counsel to SPSS renders such opinion to NetGenesis. In rendering such opinion, counsel to NetGenesis shall be entitled to rely upon information, representations and assumptions provided by SPSS, NetGenesis and Merger Sub (allowing for such amendments to the representations as counsel to NetGenesis deems reasonably necessary). The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

         6.4 FRUSTRATION OF CLOSING CONDITIONS. None of SPSS, Merger Sub or NetGenesis may rely on the failure of any condition set forth in Section 6.1,
6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to satisfy such condition and consummate the Merger and the other transactions contemplated by this Agreement.

                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of NetGenesis:

              (a) By mutual written consent of the Boards of Directors of SPSS and NetGenesis;

              (b) By SPSS if (i) NetGenesis commits a breach of any provision of this Agreement and such breach shall not have been cured within thirty (30) days after written notice thereof shall have been received by NetGenesis, and (ii) such breach or failure to cure such breach shall have a Material Adverse Effect on NetGenesis (provided that SPSS is not also in material breach of any provision of this Agreement; and provided further, that no cure period shall be provided for a breach which by its nature cannot be cured);

              (c) By NetGenesis if (i) SPSS commits a breach of any provision of this Agreement and such breach shall not have been cured within thirty (30) days after written notice thereof shall have been received by SPSS, and (ii) such breach or failure to cure such breach shall have a Material Adverse Effect on SPSS (provided that NetGenesis is not also in material breach of any provision of this Agreement; and provided further, that no cure period shall be provided for a breach which by its nature cannot be cured);

              (d) By either SPSS or NetGenesis if approval of the Merger and adoption for this Agreement by the NetGenesis Stockholders shall not have been obtained by reason of the failure to obtain the Required NetGenesis Vote at the NetGenesis Stockholder Meeting;

              (e) By either SPSS or NetGenesis if the Effective Time shall not have occurred on or before ninety (90) days following the date of this Agreement (the "Termination Date") unless (i) the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform, in all material respects, each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time, (ii) the parties are then unable to close because of a delay in the Form S-4 becoming effective, in which case the Termination Date shall be changed to one hundred and twenty (120) days following the date of this Agreement, (iii) the parties are then unable to close because (A) it becomes necessary as a result of an increase in the market value of the SPSS Common Stock to make a filing under the Hart Scott Rodino Act, and
(B) the waiting period (and any extension thereof) applicable to the Merger under the Hart Scott Rodino Act has not been terminated or has not expired, in which case, the Termination Date shall be changed to one hundred thirty (130) days following the date of this Agreement or (iv) the parties hereto mutually agree in writing to a later date; or

              (f) By either SPSS or NetGenesis, if the Board of Directors of NetGenesis authorizes NetGenesis to accept a proposal that the Board of Directors of NetGenesis has determined is a Superior Proposal; provided, that NetGenesis shall not terminate this Agreement pursuant to this Section 7.1(f) and enter into a definitive agreement relating to such Superior Proposal until the expiration of five (5) Business Days following SPSS' receipt of written notice advising SPSS that NetGenesis has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the Person making such Superior Proposal and stating whether NetGenesis intends to enter into a definitive agreement relating to such Superior Proposal. After providing such notice, NetGenesis shall provide a commercially reasonable opportunity to SPSS during such period to make such adjustments in the terms and conditions of this Agreement as would enable NetGenesis to proceed with the Merger on such adjusted terms.

         7.2  EFFECT OF TERMINATION.

              (a) In the event this Agreement is terminated by either NetGenesis or SPSS pursuant to Section 7.1 hereof, this Agreement shall hereafter become void and there shall be no liability or obligation on the part of SPSS, NetGenesis or Merger Sub or their respective officers or directors, except as set forth in Section 7.2 and Article VIII and except that nothing herein will relieve any party from liability for breach of this Agreement.

              (b) In the event this Agreement is terminated by SPSS pursuant to
Section 7.1(b), then NetGenesis shall pay to SPSS not later than three (3) Business Days after the date of such termination an amount of cash equal to two percent (2%) of the Merger Value (as defined below) (the "Breakup Fee"). For purposes of this Section 7.2, the term "Merger Value" shall mean an amount equal to the per share closing price as reported on the Nasdaq National Market of the SPSS Common Stock on the date of such termination multiplied by the product of
(i) the Exchange Ratio multiplied by (ii) the number of shares of NetGenesis Common Stock issued and outstanding immediately prior to the date of such termination (other than the shares of NetGenesis Common Stock owned by SPSS or Merger Sub or any direct or indirect wholly owned subsidiary of SPSS or Merger Sub immediately prior to such termination).

              (c) In the event this Agreement is terminated by NetGenesis pursuant to Section 7.1(c), then SPSS shall pay to NetGenesis not later than three (3) Business Days after the date of such termination an amount of cash equal to the Breakup Fee.

              (d) In the event this Agreement is terminated by NetGenesis or SPSS pursuant to Section 7.1(f), then NetGenesis shall pay to SPSS no later than three (3) Business Days after the date of such termination an amount of cash equal to the sum of (i) the Breakup Fee plus (ii) an additional one percent (1%) of the Merger Value (the "Topping Fee"); provided, however, that in no event shall NetGenesis be obligated under this Agreement to pay SPSS an amount in excess of the sum of the Breakup Fee plus the Topping Fee in the event of termination pursuant to Section 7.1(f).

              (e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by SPSS or NetGenesis, as applicable.

         7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of NetGenesis and SPSS, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.4 EXTENSION; WAIVER. The parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS

         8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for both those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing Date and this
Article VIII.

         8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                     (a)          if to SPSS or Merger Sub, to:

                                  SPSS, INC.
                                  233 South Wacker Drive
                                  Chicago, Illinois  60606
                                  Fax:  (312) 651-3558
                                  Attention:  Jack Noonan,
                                  President and Chief Executive Officer

                                  SPSS, INC.
                                  233 South Wacker Drive
                                  Chicago, Illinois  60606
                                  Fax:  (312) 651-3828
                                  Attention:  Jack Kegelmeyer

                                  with a copy to:

                                  Ross & Hardies
                                  150 North Michigan Avenue
                                  Chicago, Illinois  60601
                                  Fax:  (312) 750-8600
                                  Attention:  Lawrence R. Samuels, Esq.
                                              David S. Guin, Esq.

                     (b)          if to NetGenesis to:

                                  NetGenesis CORP.
                                  One Alewife Center
                                  Cambridge, MA 02140
                                  Fax:  (617) 665-9317
                                  Attention:  Lawrence S. Bohn,
                                  President and Chief Executive Officer

                                  with a copy to:

                                  Foley, Hoag & Eliot LLP
                                  One Post Office Square
                                  Boston, MA 02109
                                  Fax:  (617) 832-7000
                                  Attention:  John D. Patterson, Jr., Esq.

         8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit to or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         8.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

              (a) This Agreement, the Confidentiality Agreement, and the other agreements of the parties referred to herein constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

              (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

         8.7 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of SPSS without the consent of NetGenesis, but no such assignment shall relieve Merger Sub of any of its obligations under this

Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of SPSS and NetGenesis irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of Delaware, and each of SPSS and NetGenesis hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of SPSS and NetGenesis hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.11 FURTHER ASSURANCES. From and after the date of this Agreement, upon request of any party hereto, the parties hereto, as applicable, shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

         8.12 DEFINITIONS. As used in this Agreement:

              (a) "Beneficial ownership" or "beneficially own" shall have the meaning under Section 13 (d) of the Exchange Act.

              (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the NetGenesis Disclosure Schedule or the SPSS Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212 (c) of ERISA.

              (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

              (d) "Business Day" means any day on which banks are not required or authorized to close in the City of Chicago, Illinois.

              (e) "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

              (f) "Confidentiality Agreement" means that certain Non-Disclosure Agreement, dated May 9, 2001 by and between SPSS and NetGenesis.

              (g) "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, regulations, statutes, ordinances and codes of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.ss.9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss.1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901, et seq., the Clean Water Act; 33 U.S.C.ss.ss. 1251, et seq., the Clean Air Act, 33 U.S.C.ss.ss.2601, et seq., the Toxic Substances Control Act, 15 U.S.C.ss.ss. 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss.136, et seq., Occupational Safety and Health Act 29 U.S.C.ss.ss.651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C.ss.ss.2701, et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

              (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              (i) "Hazardous Materials" means any materials or wastes, defined or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

              (j) "Intellectual Property" means software, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; proprietary information and trade secrets (as defined under the Illinois Trade Secrets Act); and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, any similar intellectual property or proprietary rights.

              (k) "Known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

              (l) "Material Adverse Effect" means, with respect to any entity any event, change, or occurrence that has, or is reasonably likely to have, a materially adverse effect on (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change or occurrence relating (u) to a worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement, (v) to the economy or financial markets in general, (w) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (x) to the announcement of the transactions contemplated by this Agreement, (y) absent any other change, to movement in the share price of either party, or (z) with respect to NetGenesis, (1) to a failure, absent any other change, to achieve any particular revenue or operating income level or (2) to actions taken by NetGenesis at the request of or with the approval of SPSS, or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on SPSS or its Subsidiaries contained in this Agreement shall be deemed to refer solely to SPSS and its Subsidiaries without including its ownership of NetGenesis and its Subsidiaries after the Merger.

              (m) "the other party" means, with respect to NetGenesis, SPSS and means, with respect to SPSS, NetGenesis.

              (n) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

              (o) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              (p) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

              (q) "Superior Proposal" means with respect to NetGenesis, a written proposal made by a Person other than SPSS which is for (I) (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving NetGenesis, (ii) a sale, lease, exchange, transfer or other disposition of all of the assets of NetGenesis and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of all of the common stock of NetGenesis whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise and which is (II) otherwise on terms which the Board of Directors of NetGenesis in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, and the likelihood of the consummation of the transaction contemplated by such proposal, would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, SPSS, Merger Sub and NetGenesis have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 SPSS, INC.



                                 By: /s/ Jack Noonan
                                     -------------------------------------------
                                 Name:  Jack Noonan
                                 Title:    President and Chief Executive Officer


                                 RED SOX ACQUISITION CORP.



                                 By: /s/ Jack Noonan
                                     -------------------------------------------
                                 Name:  Jack Noonan
                                 Title:    President


                                 NETGENESIS CORP.



                                 By: /s/ Lawrence Bohn
                                     -------------------------------------------
                                 Name: Lawrence Bohn
                                       ----------------------------
                                 Title: CEO
                                        -----------------------------------